Exhibit 99.1

Highpower International Announces Preliminary Unaudited 2016 Fourth Quarter and Year End
Financial Results Highlighted by Significantly Improved Revenues and Net Income

Company to Host Conference Call on March 28, 2017

Intends to Move on from Previously Announced Framework Agreement To Focus on Core Operations

SAN FRANCISCO, USA and SHENZHEN, CHINA–March 7, 2017 - Highpower International, Inc. (NASDAQ: HPJ), a developer, manufacturer, and marketer of lithium and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, announced today that the Company expects improved financial results for its fourth quarter and year ended December 31, 2016. Highpower is providing this information in advance of its participation in an upcoming investor conference and prior to meetings with existing and potential shareholders in the United States.

2016 Fourth Quarter and Year End Expectations (unaudited data)

Revenue

For the fourth quarter of 2016, the Company expects revenue to be approximately $53.9 million, which represents a 42.3% increase from the prior year period. For year-end 2016, Highpower expects revenue to be approximately $173.9 million, which represents a 18.9% increase from the prior year. The increase was largely due to the growing sales of the Company’s lithium ion battery products, coming from some multi-national customers.

Gross Profit

For the fourth quarter of 2016, the Company expects gross profit to be approximately $10.9 million, which represents a 64.8% increase from the prior year period. For year-end 2016, Highpower expects gross profit to be approximately $38.1 million, which represents a 36.3% increase from the prior year. The increase in gross profit is primarily the result of both sales revenue growth and improved production labor efficiency.

Net Income

For the fourth quarter of 2016, the Company expects net income attributable to the Company be approximately $1.8 million, which represents a 952.5% increase from the prior year period. For year-end 2016, Highpower expects net income attributable to the Company to be approximately $6.1 million, which represents a 58.7% increase from the prior year. The increase is primarily the result of both higher revenues and improving gross margin due to greater sales of lithium batteries as a percentage of the overall business.

The Company will also provide more financial data when it reports its full financial results on March 28, 2017.

Update on Previously Announced Non-Binding Cooperation Framework Agreement

Previously, on August 30, 2016, the Company’s subsidiary, Hong Kong Highpower Technology Co. Ltd., entered into a non-binding Cooperation Framework Agreement with Anshan Co-operation (Group) Co., Ltd. (“ACOC”) under which ACOC proposed to purchase newly issued shares of SZ Highpower, SZSpringpower and ICON for RMB540 million (approximately $81.0 million), which would have been paid directly to the subsidiaries and resulted in ACOC holding more than 50% in each PRC subsidiary. The Framework Agreement included a 90-day exclusivity provision, which has expired and the company decided to not move forward.

Conference Call Details

Date / Time:	Thursday, March 28, 2016 at 10:00 a.m. ET / 7:00 a.m. PT
Participant Dial-In Numbers
(United States):	877-407-3108
(International):	201-493-6797

Webcast

To listen to the live webcast, please go to at www.highpowertech.com and click on the conference call link, or go to: http://highpowertech.equisolvewebcast.com/q4-2016. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower’s target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology and include statements about expected revenue and net income for the fourth quarter and year end 2016. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, that the results are preliminary and unaudited, have not been reviewed by external auditors and are subject to completion and, as such, may be revised as a result of management’s further review of the Company’s results; that there can be no assurance that the Company’s final results for the period will not differ from these estimates; that any changes could be material; the Company may identify items that may require it to make material adjustments to the preliminary financial information; and other developments that may arise between now and the time the financial results are finalized. For a discussion of risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

+86-755-8968-6521

ir@highpowertech.com

INVESTOR RELATIONS:
The Equity Group Inc.
In China	In U.S.
Katherine Yao, Senior Associate	Adam Prior, Senior Vice President
+86-10-6587-6435	+1 (212) 836-9606
kyao@equityny.com	aprior@equityny.com

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